Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati]

September 1, 2006

Redback Networks Inc.

300 Holger Way

San Jose, CA 94134

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 1, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of your Common Stock reserved for issuance under your 1999 Stock Incentive Plan and 4,000,000 shares of your Common Stock reserved for issuance under your 2004 Employment Inducement Award Plan (such plans together referred to as the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings taken and proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or in the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation